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                                   Exhibit (d)
                              Endorsement to Policy

                               MERGER ENDORSEMENT

This endorsement is to be attached to and form a part of your Acacia National Life Insurance Company policy.

Your policy is hereby amended by changing all references from "Acacia National Life Insurance Company" to "Acacia Life Insurance Company".

In all other respects, the terms, conditions, and provisions of the policy to which this endorsement is to be attached shall remain in full force and effect.

The effective date of this endorsement is December 31, 2003.

                          ACACIA LIFE INSURANCE COMPANY



               /s/ Haluk Ariturk              /s/  Robert-John H. Sands
               -----------------              --------------------------------
                  Haluk Ariturk                    Robert-John H. Sands
                  President                        Secretary